EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2018

ELK GROVE VILLAGE, Ill., Dec. 12, 2017 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2017.

Revenues increased to $73.0 million for the second quarter of fiscal 2018 from $66.2 million for the same quarter in the prior year.  Net income increased to $736,115 in the second fiscal quarter compared to $33,295 for the same period in the prior year.  Basic and diluted earnings per share were $0.18 and $0.17, respectively, for the quarter ended October 31, 2017 compared to basic and diluted earnings per share each of $0.01 for the same quarter in fiscal 2017.

For the six months ended October 31, 2017, revenues increased to $144.2 million compared to $125.3 million for the same period ended October 31, 2016.  Net income for the period ended October 31, 2017 was $1,118,997 compared to $179,892 for the same period in the prior year.  Basic and diluted earnings per share for the six months ended October 31, 2017, were $0.27 and $0.26, respectively, compared to basic and diluted earnings per share of each $0.04 for the six months ended October 31, 2016.

Commenting on SigmaTron’s second quarter, fiscal 2018 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report that SigmaTron had a good quarter in terms of both revenue growth and bottom line growth.  Revenues increased modestly, but net income increased significantly from the first quarter of fiscal 2018.  As reported in previous press releases we continue to encounter shortages in the component marketplace, primarily with semiconductor products.  These shortages negatively affected our revenue in the second quarter and at this point it appears that shortages will continue during the third quarter.  Shortages have not only negatively impacted our ability to assemble and ship finished goods, but in some cases there were price increases which required customer approval and slowed down production.

“The component shortages are a direct result of the stronger economic activity we have seen for the past 12 months.  We continue to see positive signs that the economy will continue to grow and opportunities for SigmaTron should increase.  We are heading into what has historically been a slower quarter, driven by the calendar year end, holidays, and customers adjusting inventory for their fiscal year end.  While the third quarter may reflect some slowing short term, we have landed several new significant customers and their business is projected to start during our fourth quarter.  Several of these programs are quite exciting and we are looking forward to expanding our customer base while establishing long term relationships that should provide for future growth.  In summary, we continue to see positive trends going forward and are optimistic for the balance of this fiscal year.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2017	2016	2017	2016

Net sales	$72,959,074	$66,159,586	$144,183,367	$125,344,917

Cost of products sold	65,855,506	60,340,917	130,322,745	113,755,658

Gross profit	7,103,568	5,818,669	13,860,622	11,589,259

Selling and administrative expenses	5,642,273	5,555,385	11,554,419	10,915,276

Operating income	1,461,295	263,284	2,306,203	673,983

Other expense	309,841	236,668	573,904	420,509

Income from operations before income tax	1,151,454	26,616	1,732,299	253,474

Income tax expense (benefit)	415,339	(6,679)	613,302	73,582

Net income	$736,115	$33,295	$1,118,997	$179,892

Net income per common share - basic	$0.18	$0.01	$0.27	$0.04

Net income per common share - assuming dilution	$0.17	$0.01	$0.26	$0.04

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,326,854	4,225,874	4,302,977	4,225,844

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2017	2017

Assets:

Current assets	$114,820,430	$109,031,913

Machinery and equipment-net	35,765,579	33,008,714

Deferred income taxes	554,658	236,087
Intangibles	3,993,160	4,213,235
Goodwill	3,222,899	3,222,899
Other assets	1,102,564	1,472,816

Total assets	$159,459,290	$151,185,664

Liabilities and stockholders' equity:

Current liabilities	$56,971,893	$55,611,214

Long-term obligations	39,369,656	33,702,305

Stockholders' equity	63,117,741	61,872,145

Total liabilities and stockholders' equity	$159,459,290	$151,185,664

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095